Exhibit 99.1

Fortune 500 Executive Joins Spherix as Vice President, Licensing.
Frank Reiner, seasoned licensing executive, is hired to further Spherix’s licensing campaign

TYSONS CORNER, Va., March 17, 2014 /PRNewswire/ --Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that Frank Reiner, a seasoned and experienced patent licensing and monetization professional, has joined Spherix as Vice President, Licensing, where he will report to Chief Executive Anthony Hayes and play a key role in the company’s licensing efforts.  Mr. Reiner most recently served as the Vice President of Patent Licensing and Acquisition for Flextronics International Ltd. (NASADQ:FLEX).  Prior to Flextronics, he was a partner at Intellectual Value Creation Services, LLC, where he advised the IP Investment Group at Coller Capital on patent monetization, including patent acquisitions, sales and licensing, each from a technical and business perspective.  Earlier in his career he served as the Senior Director of Licensing at InterDigital Communications, LLC  (NASDAQ: IDCC) and was responsible for InterDigital’s patent licensing program in the cellular and wireless space.

Anthony Hayes, CEO, stated, “We are extremely pleased that Frank has joined the Spherix team at this very important time in the company’s evolution.  Frank brings many years of experience and his skill set in the cellular and wireless space compliments Spherix’s portfolio of patents.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact: Investor Relations Phone: (703) 992-9325 Email: info@spherix.com

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